Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion in this Form 8-K/A of Xoma Royalty Corporation of our report dated October 21, 2024 with respect to the financial statements of Pulmokine, Inc. for the year ended December 31, 2023.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey
February 11, 2025